Exhibit 21

KAMAN CORPORATION

SUBSIDIARIES

Following is a list of the Corporation's subsidiaries, each of which, unless otherwise indicated, is wholly owned by the Corporation either directly or through another subsidiary. Second‑tier subsidiaries are listed under the name of the parent subsidiary.

Name	State of Incorporation

Registrant: KAMAN CORPORATION	Connecticut

Subsidiaries:

Kaman Aerospace Group, Inc.	Connecticut

Kaman Aerospace Corporation	Delaware
K-MAX Corporation	Connecticut
Kaman X Corporation	Connecticut
Kamatics Corporation	Connecticut
Twain Acquisition, LLC	Delaware
Aircraft Wheel and Brake, LLC	Delaware
RWG Germany GmbH	Germany
Kaman Lux Holding, S.à r.l.	Luxembourg
Kaman Holding Germany GmbH	Germany
GRW Bearing GmbH	Germany
Verwaltungsgesellschaft Reinfurt mbH	Germany
GRW ČR s.r.o.	Czech Republic
Gebr. Reinfurt GmbH & Co. KG	Germany
GRW Management Inc.	Virginia
GRW High Precision Bearings, LP	Virginia
Reinfurt-ČR, k.s.	Czech Republic
Kaman Specialty Bearings Pte. Ltd.	Singapore
Kaman Engineering Services, Inc.	Washington
Kaman Composites - Vermont, Inc.	Vermont
Kaman Composites - Wichita, Inc.	Delaware
Kaman Precision Products, Inc.	Florida
Kaman EMEA, Inc.	Delaware
EXTEX Engineered Products, Inc.	Delaware
KEX Canada, Inc.	Canada (BC)
Kaman Specialty Bearings & Engineered Products GmbH	Germany
Kaman Acquisition USA, Inc.	Connecticut
Bal Seal Engineering, LLC	California
ASC Continental AG	Switzerland
Bal Seal Engineering Europe BV	Netherlands
Bal Seal Asia Limited	Hong Kong